UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 7, 2013 (August 5, 2013)

 Array BioPharma Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-16633	84-1460811
(Commission File Number)	(I.R.S. Employer Identification No.)

3200 Walnut Street, Boulder, Colorado	80301
(Address of Principal Executive Offices)	(Zip Code)

(303) 381-6600
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

__	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
__	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
__	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
__	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

In this report, “Array BioPharma,” “Array,” “we,” “us” and “our” refer to Array BioPharma Inc., unless the context otherwise provides.

Item 1.02    Termination of a Material Definitive Agreement

On August 5, 2013, Amgen Inc. notified Array that Amgen has elected to terminate the Collaboration and License Agreement dated December 13, 2009 entered into between Amgen and Array in accordance with Amgen's right to terminate upon 60 days' prior notice to Array. Array granted Amgen the exclusive worldwide rights to develop and commercialize its small-molecule glucokinase activator ("GKA") program, including AMG 151, subject to Array's co-promote rights in the U.S. The research phase of the agreement was completed during fiscal 2011. Array received an up-front fee of $60 million and an $8.5 million milestone payment under the agreement. The agreement also provided for up to $658 million in additional milestone payments to Array if all other clinical and commercialization milestones for AMG 151 and at least one backup compound were achieved and royalties on any resulting product sales. The termination of the agreement will be effective October 5, 2013, and all licenses and rights granted to Amgen to the GKA program, including AMG 151, will revert to Array as of that date.

Item 2.05    Costs Associated with Exit or Disposal Activities

On August 5, 2013, Array implemented a company-wide reduction in staff, mainly in Array's drug discovery organization. After the 20% reduction, Array will have approximately 200 employees whose capabilities are more tightly aligned with Array's strategy to fund its discovery organization with strategic collaborations and focusing development and commercialization resources on its hematology/oncology programs. Array anticipates that the actions associated with the reductions will be completed during August 2013.

As a result of the reductions, Array expects to record a one-time restructuring charge of approximately $2.7 million in the first quarter of fiscal 2014, which may increase later in the year, depending on potential facility-related charges and other write-downs that have not yet been finalized. The restructuring charge is associated with the payment of one-time termination benefits that Array expects to pay out in cash during the first quarter of fiscal 2014. These termination benefits consist of a severance payment based on the affected employee's length of service with Array, a health benefit payment that the employee may use to pay the premiums required to continue health care coverage under COBRA, and outplacement assistance. Payment of these termination benefits is contingent on the affected employee entering into a separation agreement with Array containing a general release of claims against Array.

Array's estimated restructuring charge is based on a number of assumptions. Actual results may differ materially and additional charges not currently expected may be incurred in connection with or as a result of the reductions.

Array BioPharma Forward-Looking Statement
This current report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the expected costs associated with Array's reduction in force, the expected timing of the payment of such costs and of the completion of actions relating to the reductions, and Array's goal of scaling back discovery research and development activities. These statements involve significant risks and uncertainties, including those discussed in our annual report filed on Form 10-K for the year ended June 30, 2012, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect current expectations concerning future events, actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, the impact of the workforce reduction on Array's business, unanticipated charges not currently contemplated that may occur as a result of the reduction in force, Array's ability to execute on its strategy and general business and economic conditions. Array is providing this information as of August 7, 2013. Array undertakes no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 7, 2013	Array BioPharma Inc.

	By:	/s/ R. Michael Carruthers
R. Michael Carruthers
Chief Financial Officer

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